UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) December 8, 2005

Advanced Nutraceuticals, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-26362 (Commission File Number)	76-0642336 (IRS Employer Identification No.)

106 South University Blvd., #14, Denver, Colorado (Address of principal executive offices)	80209 (Zip Code)

        Registrant’s telephone number, including area code (303) 722-4008

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 8, 2005, Bactolac Pharmaceutical, Inc. (“Bactolac”), a wholly-owned subsidiary of Advanced Nutraceuticals, Inc., entered into an Employment Agreement (the “Agreement”) with Dr. Pailla M. Reddy, continuing his employment as President of Bactolac, effective as of November 1, 2005.

The Agreement provides that Dr. Reddy will be employed as President of Bactolac until the earlier of November 1, 2007 or the date of termination pursuant to the terms of the Agreement. Dr. Reddy will receive a monthly base salary of $29,666.67. Additionally, he will be entitled to a performance bonus at the discretion of Bactolac’s board of directors and participation in all of Bactolac’s benefit plans which shall be available from time to time to Bactolac’s domestic management employees.

If Dr. Reddy’s employment is terminated by Bactolac prior to the expiration of the term of the Agreement, Mr. Reddy shall continue to receive his base salary until the earlier of (a) 12 months following such date of termination or (b) November 1, 2007. If Dr. Reddy terminates his employment for “Good Reason” (as such term is defined in the Agreement), Dr. Reddy will be entitled to severance benefits consisting of a lump-sum payment equal to the lesser of (a) his monthly base salary in effect on the date of termination multiplied by a factor of 12 or (b) his monthly base salary in effect on the date of termination multiplied by the number of months remaining until November 1, 2007.

The Agreement also contains customary confidentiality and non-solicitation provisions applicable to Dr. Reddy.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is incorporated herein by reference as Exhibit 10.1 to this Form 8-K.

Item 9.01   Financial Statements and Exhibits.

s
Exhibit Number	Description
10.1	Employment Agreement between Bactolac Pharmaceutical, Inc. and Dr. Pailla M. Reddy

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2005	ADVANCED NUTRACEUTICALS, INC. /s/ Jeffrey G. McGonegal Jeffrey G. McGonegal Senior Vice President of Finance